Exhibit 21

Subsidiaries of the Company:

MTS 1, LLC	Minnesota

MTS 2, LLC	Minnesota

MTS Systems (Hong Kong), Inc.	Minnesota

MTS Automotive Sensors GmbH	Germany

MTS Holdings France, SARL	France

MTS Japan Ltd.	Japan

MTS Korea, Inc.	Republic of Korea

MTS Sensor Technologie GmbH and Co. KG	Germany

MTS Sensor Technologie und Verwaltungs-GmbH	Germany

MTS Sensor Technology Corp	Japan

MTS Systems B.V.	Netherlands

MTS Systems (China) Co., Ltd.	People’s Republic of China

MTS Systems Finance C.V.	Netherlands

MTS Systems GmbH	Germany

MTS Systems Ltd.	United Kingdom

MTS Systems Norden AB	Sweden

MTS Systems SAS	France

MTS Systems Srl	Italy

MTS Systems Switzerland GmbH	Switzerland

MTS Testing Systems (Canada) Ltd.	Ontario, Canada

Roehrig Engineering, Inc.	Florida